DEBT  TO  EQUITY  CONVERSION  AGREEMENT

Agreement made on this 23rd Day of June 2005, by and between New Medium Enterprises, Inc. (Company) having a principal office located at: 195 The Vale, London W3 7QS, Tel: 011 44 208 746 2018, Fax: 011 44 208 749-8025

And

May  Ltd.,  (May)  having  principal  office  located  at:

Whereas the Company owes May the sum of $87,000 arising pursuant to an agreement entered into by and between the Company and MultiDisk Ltd dated January 13, 2004 related to the provision below:

" NMEN agrees to an additional $87,000 fee to be paid only after New Medium Enterprises, Inc. has raised and received additional cumulative funds of more than $500,000.00 net, and only provided that (i) such funds are available for use by NMEN directly or through a subsidiary over which NMEN has the authority to direct payment; and (ii) such action(s) would not be in contravention of any existing agreements between NMEN and said subsidiary. In the event that a subsidiary raises said funds, NMEN will use its best efforts to cause the abovementioned fee to be paid.

Whereas the debt has become due and payable on August 6, 2004 when the Company raised $1,000,000 from a private investor.

NOW THEREFORE the parties hereby agree to convert the debt into equity of New Medium Enterprises, Inc. Common Shares at a conversion price of $0.05 Cents Per Share.

New Medium Enterprises, Inc. will issue the sum of 1,740,000 Common shares Par Value .0001 Cents per share to May Ltd. in full payment of the outstanding debt.

Upon receipt of the 1,740,000 duly authorized and validly issued, fully paid, and nonassessable shares, May Ltd. on behalf of the company and its shareholders, officers and directors hereby agrees to accept these shares in full payment of the outstanding debt release and forever discharge the Company and its Affiliates, and each and every one of their respective present and former shareholders, directors, officers, employees and agents, and each of their respective successors and assigns, from and against any and all claims, demands, actions, causes of action, damages, costs and expenses, including without limitation which May Ltd. may now has, or may have by reason of any thing occurring, done or omitted to be done to the date of this Agreement.

Governing Law. This Agreement shall be deemed to have been made in the State of York and shall be construed, and the rights and liabilities determined, in accordance with the law of the State of New York without regard to the conflicts of laws rules of such jurisdiction.

If any provision herein is or should become inconsistent with any present or future law, rule or regulation of any sovereign government or regulatory body having jurisdiction over the subject matter of this Agreement, such provision shall be deemed to be rescinded or modified in accordance with such law, rule or regulation. In all other respects, this Agreement shall continue to remain in full force and effect.

Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and will become effective and binding upon the parties at such time as all of the signatories hereto have signed a counterpart of this Agreement. All counterparts so executed shall constitute one Agreement binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the same counterpart. Each of the parties hereto shall sign a sufficient number of counterparts so that each party will receive a fully executed original of this Agreement.


Entire Agreement. This Agreement and all other agreements and documents referred herein constitutes the entire agreement between the Company and May No other agreements, covenants, representations or warranties, express or implied, oral or written, have been made by any party hereto to any other party concerning the subject matter hereof. All prior and contemporaneous conversations, negotiations, possible and alleged agreements, representations, covenants and warranties concerning the subject matter hereof are merged herein. This is an integrated Agreement.

The  parties  hereby  agree  to  the  aforementioned  terms:


Company
NEW  MEDIUM  ENTERPRISES,  INC.                 MAY  LTD.

__________________________                  ____________________
   Authorized  Signatory                    Authorized  Signatory

 Dated:   June  23,  2005                    Dated:  June  23,  2005

Additionally, the same agreement format was executed for the conversion of $87,000 Debt owed to P.G. Engineering, which was converted into common stock of New Medium Enterprises, Inc. at the price of $0.05 Cents Per Share.